Exhibit 10.15

November 15, 2016

Linda Kozick

Dear Linda:

The Board of Directors (the “ Board”) of FLX Bio, Inc. (the “Company”) is pleased to welcome you as a member of the Board. We appreciate your willingness to accept this position, and we look forward to your valuable contributions.

In connection with your services to the Company, we will pay you the following:

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Cash Retainer: An annual cash retainer of $20,000, payable in quarterly installments. The retainer will be subject to adjustment pursuant to the Company’s director compensation policies in effect from time to time.

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Stock Options: Subject to the terms and conditions of the Company’s 2015 Stock Option Plan and the applicable stock option agreement, you will be granted an option to purchase 100,000 of the company’s Common Stock (the “Initial Grant”). You will vest in 25% of the Initial Grant after 12 months, and the balance will vest in equal monthly installments over the next 36 months, as described in the applicable Stock Option Agreement. The Board will also grant you an additional 25,000 shares per year (the “Annual Grant”) starting at your second anniversary of Board service. The Annual Grants will vest in equal monthly installments over 48 months. The exercise price per share of the Initial Grant and the Annual Grants will be equal to the fair market value per share on the date the option is granted, and the options will be early exercisable. In addition, if FLX Bio is subject to a Change of Control, then the Company shall accelerate the vesting of your Stock Options such that 100% of your Stock Options shall become fully vested.

We will review our compensation policy for Board members in the event of an initial public offering.

We will also reimburse you for reasonable expenses that you incur in connection with attendance at meetings of the Board, or committees of the Board, in accordance with the Company’s generally applicable reimbursement policies.

In connection with your services to the Company, we expect that technical, business or financial information of the Company (“Confidential Information”) will be disclosed to you. To the extent that Confidential Information is not publicly known or not otherwise previously known by you without an obligation of confidentiality, you agree not to use (except in connection with your services to the Company) or disclose Confidential Information to any third party and to take reasonable steps to maintain the confidential nature of all Confidential Information. By signing this letter agreement, you represent and warrant that you have no contractual commitments or other legal obligations to a third party that would prohibit you from performing your duties for the Company.

As part of your overall responsibilities, the Company and the Company’s stockholders reserve the right to remove any individual from the Board at any time in accordance with the provisions of applicable law. You, of course, may also terminate your relationship with the Company at any time. When you cease to be a member of the Board (whether at our request or your election), you must return all Confidential Information of the Company.

On behalf of the full Board, we are excited about your joining our Board and look forward to working with you to help make the Company truly great and prosperous. You may indicate your agreement with these terms and accept this offer by signing and dating the enclosed duplicate original of this letter agreement and returning to me.

If you have any questions, please do not hesitate to call me.

Very truly yours,

FLX Bio, Inc.

/s/ Brian Wong
Brian Wong, M.D. Ph.D., Chief Executive Officer

I have read and accept this offer:

/s/ Linda Kozick
Signature of Linda Kozick

Dated: 11/21/16